[LOGO] TELEFLEX INCORPORATED


                 PLYMOUTH MEETING, PENNSYLVANIA 19462

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               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON FRIDAY, APRIL 28, 2000

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TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

     The Annual Meeting of Stockholders of Teleflex Incorporated will be held on Friday, April 28, 2000, at 10:00 a.m. at the JEFFERSON HOUSE RESTAURANT BALLROOM, 2519 DEKALB PIKE, NORRISTOWN, PENNSYLVANIA, for the following purposes:

          1. To elect two directors of the Company to serve for a term of three years and until their successors have been elected and qualified;

          2. To consider and act upon a proposal to approve the 2000 Stock Compensation Plan;

          3. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent accountants, as the Company's auditors for the fiscal year ending December 31, 2000; and

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business, Friday, March 3, 2000, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The transfer books of the Company will not be closed.

     STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES OR CANADA. YOU MAY ALSO VOTE BY TELEPHONE BY CALLING TOLL FREE 1-800-PROXIES (776-9437).

                                         By Order of the Board of Directors,



                                         STEVEN K. CHANCE, Secretary

March 27, 2000
Plymouth Meeting, Pennsylvania

                              PROXY STATEMENT

     This proxy statement is furnished to stockholders by the Board of Directors of the Company for solicitation of proxies for use at the Annual Meeting of Stockholders on Friday, April 28, 2000, and at all adjournments thereof. The expense of this solicitation will be paid by the Company. In addition to use of the mail, some directors, officers and regular employees of the Company may solicit proxies personally, by telephone, facsimile, electronic mail, telegram or personal interview. Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is exercised by providing written notice to the Secretary of the Company of such intent or by submitting a new proxy. The shares represented by the proxy will be voted in accordance with the instructions specified therein. If no instructions are given in the proxy, the shares represented by the proxy will be voted for the election as directors of the nominees listed below, for proposal 2 described below at page 9 and for proposal 3 described below at page 13.

     The Company's principal executive offices are located at 630 West Germantown Pike, Suite 450, Plymouth Meeting, Pennsylvania 19462. This proxy statement and the form of proxy enclosed herewith were mailed to stockholders on approximately March 27, 2000.

                     RECORD DATE AND VOTING PROCEDURE

     Only stockholders of record at the close of business on March 3, 2000, are entitled to vote at the Annual Meeting. At that date, the Company had outstanding and entitled to vote 38,114,069 shares of common stock. The record holders of such shares are entitled to one vote per share. A majority of such outstanding shares present, in person or by proxy, will constitute a quorum at the meeting. Shares represented by proxies marked to "abstain" from voting for a proposal or to "withhold" voting for one or more nominees ("abstentions") and broker non-votes are counted for purposes of determining the presence of a quorum. A plurality of the votes cast at the meeting is required to elect directors, i.e., the two nominees receiving the highest number of votes will be elected. The affirmative vote of a majority of such outstanding shares present, in person or by proxy, is necessary to approve any other proposal. Abstentions will be included in the vote count and have the same effect as voting "against" a proposal. Broker non-votes will not be included in the vote count and will have no effect on the vote.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 1, 2000, certain information with respect to ownership of the Company's securities of (i) each person known to the Company to beneficially own more than 5% of the Company's outstanding common stock, (ii) each director or nominee for director, (iii) certain named executive officers and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the chart which follows, the Company is informed that each person named has sole voting power and sole investment power over the shares of Company common stock shown opposite his/her name.

                                                   Shares          Percent
                                                Beneficially   of Outstanding
Name (& Address of 5% Shareholders)               Owned(a)      Common Stock
-----------------------------------             ------------   --------------
Lennox K. Black, 630 West Germantown Pike,
  Suite 461, Plymouth Meeting, PA 19462 ......  3,859,140(b)        10.02
Donald Beckman, 3800 Centre Square West,
  Philadelphia, PA 19102 .....................  3,066,720(c)         7.96
Woelm Holding Company Limited, Cedar House,
  41 Cedar Street, Hamilton, Bermuda .........  2,885,580(d)         7.49
T. Rowe Price Associates, Inc., 100 East
  Pratt Street, Baltimore, MD 21202 ..........  3,304,600(e)         8.58
Patricia C. Barron ...........................      9,800              *
David S. Boyer ...............................    240,043              *
Larry C. Buckelew ............................     11,189              *
Roy C. Carriker, Ph.D ........................    132,747(f)           *
William R. Cook ..............................     10,000              *

                                                   Shares          Percent
                                                Beneficially   of Outstanding
Name (& Address of 5% Shareholders)               Owned(a)      Common Stock
-----------------------------------             ------------   --------------
Joseph S. Gonnella, M.D. .....................      6,422(g)           *
Pemberton Hutchinson .........................     10,216              *
Sigismundus W. W. Lubsen .....................      7,918              *
Palmer E. Retzlaff ...........................     23,468              *
John J. Sickler ..............................    162,068              *
James W. Stratton ............................     31,668(h)           *
Harold L. Zuber, Jr. .........................    143,956              *
All officers and directors as a group
  (22 persons) ...............................  4,911,006           12.75

--------------
*Represents holdings of less than 1%.

(a) Includes (i) shares subject to presently exercisable stock options as follows: Mr. Black--35,000, Mr. Beckman--4,000, Mrs. Barron--9,000, Mr. Boyer--94,250, Mr. Buckelew--11,000, Mr. Cook--7,000, Dr. Gonnella--4,000,
     Mr. Hutchinson--4,000, Mr. Lubsen--4,000, Mr. Retzlaff--4,000, Mr. Sickler--72,350, Mr. Stratton--4,000, Mr. Zuber--63,200 and all officers and directors as a group--409,650 (for purposes of calculating the percentages of beneficial ownership for officers and directors disclosed in the foregoing table, these shares were deemed to be outstanding); and (ii) shares held by the Trustee under the Company's Voluntary Investment Plan with respect to which the employee has authority to direct voting as follows: Mr. Boyer--12,868, Mr. Buckelew--189, Dr. Carriker--2,611, Mr. Zuber--5,462 and all officers and directors as a group--35,553.

(b) Includes the following shares of which Mr. Black is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 2,885,580 shares owned of record and beneficially by Woelm Holding Company Limited, and 283,640 shares owned of record and beneficially by two persons, for which Mr. Black holds revocable powers of attorney to vote such shares, and (ii) 159,228 shares held by trusts of which Mr. Black is co-trustee and with respect to which he shares voting and investment power.

(c) Includes the following shares of which Mr. Beckman is deemed to be a "beneficial owner" under the applicable rules of the Securities and Exchange Commission: (i) 2,885,580 shares held by Woelm Holding Company Limited of which Mr. Beckman is a director are subject to a revocable proxy in favor of Mr. Black [see footnote (b)], and (ii) 159,228 shares held by trusts of which Mr. Beckman is a trustee with shared voting and investment power; Mr. Black is a co-trustee of such trusts [see footnote (b)].

(d) All the voting shares, except for directors' qualifying shares, of Woelm Holding Company Limited are owned beneficially and of record 50% by a trust for the benefit of Alice Thormaehlen and 50% by Margrit Nekouian-Fathi individually. The trustees of Mrs. Thormaehlen's trust are Mrs. Thormaehlen, Lennox K. Black, Donald Beckman and Ernst-Helmut Michaelis. As noted in footnote (b) Woelm Holding Company Limited has granted Mr. Black a revocable power of attorney to vote such shares and such shares are included in the 3,859,140 shares shown opposite Mr. Black's name in the foregoing table.

(e) These shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the shares. Under the applicable rules of the Securities and Exchange Commission, Price Associates is deemed to be a "beneficial owner" of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(f) Includes 19,044 shares owned of record and beneficially by Dr. Carriker's wife of which Dr. Carriker is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange
     Commission.

(g) Includes 700 shares owned of record and beneficially by Dr. Gonnella's son of which Dr. Gonnella is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange Commission.

(h) Includes 21,484 shares in customer accounts managed by and owned of record by Stratton Management Company of which Mr. Stratton is deemed to be a "beneficial owner" under applicable rules of the Securities and Exchange Commission.

                             ELECTION OF DIRECTORS

    The Company's Bylaws provide that the Board of Directors shall be composed of not fewer than six nor more than fifteen directors, as fixed by a majority of the entire board from time to time. Effective as of the Annual Meeting, the board has fixed at nine the number of directors which shall constitute the entire board.

    The Company's Bylaws also provide for the division of the Board of Directors into three classes as equal in number as possible, with members of each class having a term of office of three years. Accordingly, at the 2000 Annual Meeting of Stockholders, two directors will be elected for three-year terms expiring at the Annual Meeting of Stockholders of the Company in 2003. The board, on recommendation of the Nominating Committee, has nominated for election for three-year terms Messrs. Lubsen and Retzlaff.

    It is intended that shares represented by properly executed proxies will be voted for the election of Messrs. Lubsen and Retzlaff for a term expiring in 2003. If any nominee becomes unavailable to serve (which is not now anticipated), the persons named in the proxy may vote it for another nominee selected by the Board of Directors. All of the nominees and continuing directors were elected by the stockholders of the Company.

       Name, Age and Year            Business Experience During Past 5 Years
     First Elected Director                  and Other Directorships
-----------------------------------  ---------------------------------------
NOMINEES TO BE ELECTED FOR
TERMS EXPIRING IN 2003
--------------------------
Sigismundus W. W. Lubsen, 56 ......  Member of the Executive Board,
  1992                                 Heineken N.V., Amsterdam, 1992
                                       The Netherlands, a manufacturer of
                                       beverage products; President,
                                       Chief Executive Officer and Director
                                       of Quaker Chemical Corporation
                                       (1993-1995).

Palmer E. Retzlaff, 68 ............  President and Director, Southwest Grain
  1978                                 Inc., McAllen, Texas, engaged primarily
                                       in cotton and grain export;
                                       Director, Harleysville National
                                       Corporation and Paris Corporation.

CONTINUING DIRECTORS WHOSE
TERMS EXPIRE IN 2002
--------------------------
Lennox K. Black, 69 ...............  Chairman and Chief Executive Officer of
  1971                                 the Company; Chairman (1995-2000);
                                       Chairman and Chief Executive Officer
                                       (1982-1995); Chairman and Director, Penn
                                       Virginia Corporation; Director, The Pep
                                       Boys and Image Max, Inc.

William R. Cook, 56 ...............  President and Chief Executive Officer,
  1998                                 Severn Trent Services, Inc.,
                                       water and waste utility company;
                                       Chairman, President, Chief Executive
                                       Officer and Chief Operating Officer,
                                       BetzDearborn, Inc. (1993-1998)

James W. Stratton, 63 .............  Chairman and Chief Executive Officer,
  1993                                 Stratton Management Company, an
                                       investment advisory and management
                                       firm; Chairman and Director of
                                       EFI Corporation, a financial services
                                       company; Chairman and Director of
                                       Stratton Monthly Dividend Shares,
                                       Stratton Small Cap Value Fund and
                                       Stratton Growth Fund, registered
                                       investment companies; Director UGI
                                       Corporation and Arorigas Propane.

CONTINUING DIRECTORS WHOSE
TERMS EXPIRE IN 2001
--------------------------
Patricia C. Barron, 55 ............  Clinical Associate Professor, Stern School
  1998                                 of Business, New York University,
                                       New York, New York; Vice President,
                                       Business Operations, Xerox Corporation
                                       (1998); President, Xerox
                                       Engineering Systems Division (1994-
                                       1998); Director, Aramark Corporation,
                                       Quaker Chemical Corporation and Reynolds
                                       Metals Corporation.

Donald Beckman, 68 ................  Special Counsel, Saul, Ewing, Remick &
  1981                                 Saul LLP, Philadelphia, PA, attorneys.

Joseph S. Gonnella, M.D., 65 ......  Senior Vice President and Dean,
  1995                                 Jefferson Medical College.

Pemberton Hutchinson, 68 ..........  Chairman and Director (1993-1996),
  1977                                 Westmoreland Coal Company,
                                       a mining company; Westmoreland filed a
                                       voluntary petition under the Federal
                                       bankruptcy laws on December 23, 1996 and
                                       filed a plan of reorganization on
                                       February 2, 1998. Westmoreland Coal
                                       Company Chapter 11 Bankruptcy was
                                       dismissed December 23, 1998; Director,
                                       Mellon Financial Corporation and
                                       Westmoreland Coal Company.

            ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors of the Company met seven times in 1999. Each of the nominees and continuing directors attended at least seventy-five percent of the combined total of board meetings and meetings held in 1999 by committees on which he/she served.

     The Board of Directors has appointed an Audit Committee, currently composed of Messrs. Cook, Gonnella and Stratton, which held four meetings in 1999. The Audit Committee reviews with the Company's independent accountants the proposed scope of their examination and their subsequent report on each annual audit, preliminary to the consideration thereof by the full Board of Directors.

     The Board of Directors of the Company has also appointed a Nominating Committee, currently composed of Messrs. Black, Hutchinson and Lubsen which held one meeting in 1999. The Nominating Committee considers and makes recommendations to the board regarding nominees for election to the board. The Committee will consider stockholders' suggestions for candidates if mailed to: Secretary, Teleflex Incorporated, 630 West Germantown Pike, Suite 450, Plymouth Meeting, PA 19462 by January 5, 2001.

     The Board of Directors of the Company also has an Executive Committee, currently composed of Messrs. Black, Hutchinson and Retzlaff. Subject to certain exceptions, the Executive Committee may exercise the powers of the Board of Directors in the management of the business and affairs of the Company when the board is not in session.

                       BOARD COMPENSATION COMMITTEE

     The Compensation Committee appointed by the Board of Directors consists of three members currently, Mrs. Barron and Messrs. Beckman and Lubsen.
The Committee held four meetings in 1999. The Compensation Committee makes recommendations to the Company's Board of Directors regarding the Company's compensation policies, compensation plans and specific compensation arrangements for management executives and directors. The Committee is also authorized to grant options and restricted stock awards under the Company's Stock Compensation Plans. However, only a subcommittee of the Compensation Committee, comprised in 1999 of Mrs. Barron and Mr. Lubsen, is authorized to approve compensation arrangements, including the grant of stock options and restricted stock awards, to senior officers or directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Beckman is Special Counsel to the law firm of Saul, Ewing, Remick & Saul LLP, which provided legal services to the Company in 1999.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation policy with respect to its senior management is to offer competitive compensation opportunities based on individual and corporate performance. Compensation of senior managers is fixed by the Board of Directors upon the recommendations of the Compensation Committee, which are developed in consultation with the Chief Executive Officer. The compensation package for senior management is composed of the following three parts:

     Salaries are set in amounts comparable to base salaries of executives with similar responsibilities in comparable companies engaged in similar businesses. Comparative data is drawn from independent surveys of executive compensation of manufacturing companies, on average comparable in size to the Company. There is no material correlation between the companies included in the surveys and the companies included in the indices shown in the graph of Market Performance at page 6. Generally the Company fixes salaries at approximately the midpoint of the average compensation for positions of comparable responsibility reported by the surveyed companies. While individual performance of each executive has some effect on his or her salary determination, in the case of executive officers, it is of relatively modest consequence. Nor is corporate financial performance a material factor in setting executive salaries. The Company regards salaries as a base for compensation and relies on the annual bonus and long-term incentive compensation to reward fairly and to provide an incentive for excellence of service and loyalty.

     Bonuses are awarded shortly after the close of each year to selected managerial personnel based upon the Company's financial performance and the executives' individual performance and contributions in that year. In the case of bonus participants below the level of executive officer, allocations are made on predetermined formulae, which vary among the Company's divisions, designed to reflect primarily the contribution to the Company's profits for that year by the division or other unit of which the participant is a member. The primary factor considered is the relative profitability of the division or unit of the Company's operations for which the manager is responsible. This factor generally accounts for approximately 60% of the award. Another approximately 20% of the award is based on other measures of improvements in the operations of the division or unit (such as return on average assets or improvement of working capital as a percent of sales). The remaining approximately 20% of the award is based on the executive's individual achievement of specific objectives or goals. Such goals are set early in each year in consultation with the senior officer to whom the executive reports, and generally relate to specific profitability, sales, product quality or productivity standards which are objectively measurable. However, bonus awards are made to executive officers based on a subjective evaluation and determination by the Compensation Committee in consultation with the Chief Executive Officer. A principal consideration is the relative profitability in the preceding year of the Company and any division or other unit for which an executive officer has responsibility, but factors other than corporate financial performance may be given equal or even greater weight in individual cases. These include consideration of the accomplishment of operational missions such as expansion of product lines or market shares or geographical or industry penetration, new product development, improvements in efficiency of operations, accomplishment of strategically significant corporate acquisitions and other matters. Many of these corporate missions or objectives are identified in the preceding year, but others develop during the course of time, responding to often unanticipated outside influences which affect the Company's business. Accordingly, the Committee does not measure performance against preset goals in the case of bonus awards to executive officers. No executive is assured of any minimum bonus, and the Company's present policy is that an executive's bonus may not exceed 50% of his or her salary except in the case of senior officers (whose bonus limitation is 80% of salary) and the chief executive officer (whose bonus limitation is 90% of salary).

     Long-term incentive compensation consists of awards of stock options and restricted stock under the Company's Stock Compensation Plans. Awards have been granted to recognize and reward exceptional individual performance or to directly link a portion of an executive's compensation to shareholder returns over a future period of continued service. Typically awards have not been based on any preset formulae or entitlement standard, but have reflected the Compensation
     Committee's subjective perception of specific executives' individual contributions to the Company's successful performance in the preceding year or the Committee's determination that specific executives who undertake new or special responsibilities should receive a portion of their compensation over a period of time dependent on the increase in value of the Company's shares. However, the Compensation Committee has granted restricted stock awards to a limited number of senior executives pursuant to a plan adopted at the beginning of a multi-year period which entitled the executives to awards of specified numbers of shares, contingent upon the Company's achievement of specified goals for increased revenue, operating margins, return on equity and earnings per share during such period.

     Mr. Boyer, the Chief Executive Officer of the Company during 1999, received a base salary of $550,000 for 1999, an increase of 4.5% over his base salary for the prior year. He was awarded a bonus of $300,000 for 1999 based largely on consideration of the Company's financial performance for that year, which included record revenues and growth of earnings per share of 15% over the prior year.

     Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility of compensation received in a year by each of the Company's five most highly compensated executive officers, exclusive of compensation which qualifies as "performance based" or falls within other exceptions provided in the statute. Awards under the Company's Stock Compensation Plan may be made on terms which will qualify for exception from the deductibility limit. However, the Committee retains discretion to make awards which are not fully deductible. Compensation paid in 1999 did not exceed the deductible limit.

      PATRICIA C. BARRON   DONALD BECKMAN   SIGISMUNDUS W. W. LUBSEN

                  FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The SEC requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns (assuming reinvestment of dividends) on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has approved the use of the S&P MidCap 400 Index for purposes of this performance comparison because it includes companies of similar size and industry group.

                            MARKET PERFORMANCE

            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(A)

                        [ID: GRAPHIC -- LINE CHART]

                            1994     1995     1996     1997     1998     1999
-------------------------------------------------------------------------------
TELEFLEX INCORPORATED       100      117.20   151.19   221.71   271.11   188.45
S&P 500 INDEX               100      137.58   169.17   225.60   290.08   351.12
S&P MIDCAP 400 INDEX        100      130.94   156.08   206.43   245.87   282.06
-------------------------------------------------------------------------------

(a) Assumes $100 invested on December 31, 1994 in Teleflex common stock, S&P MidCap 400 Index, and S&P 500 Index using a fiscal year ending December 31 in all cases.

               EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND NON-CASH COMPENSATION PAID TO CERTAIN EXECUTIVE OFFICERS

     The following table sets forth, for the fiscal years ended December 28, 1997, December 27, 1998 and December 26, 1999, respectively, certain compensation information with respect to the Company's: (a) Chief Executive Officer; and (b) each of the five other most highly compensated persons, consisting of four executive officers and Mr. Buckelew who is not an executive officer, based on the salary and bonus earned by such persons during fiscal year 1999.

                        SUMMARY COMPENSATION TABLE

                                                               Long-Term
                                   Annual Compensation      Compensation Awards
                                   -------------------      -------------------
                                                            Restricted                  All Other
Name and Principal Position  Year   Salary     Bonus        Stock(a)    Options       Compensation(b)
---------------------------  ----   ------     -----        ----------  -------       ---------------
David S. Boyer               1999  $550,000   $300,000          ---       ---             $ 8,364
  President, Chief Executive 1998  $525,000   $300,000          ---       ---             $ 8,333
  Officer and Director       1997  $436,800   $268,000      $1,233,750    ---             $ 5,359

Lennox K. Black              1999  $650,000      ---            ---       ---             $70,312
  Chairman and               1998  $630,000      ---            ---       ---             $71,505
  Director                   1997  $615,000      ---            ---       ---             $72,183

                                                               Long-Term
                                   Annual Compensation      Compensation Awards
                                   -------------------      -------------------
                                                            Restricted                  All Other
Name and Principal Position  Year   Salary     Bonus        Stock(a)    Options       Compensation(b)
---------------------------  ----   ------     -----        ----------  -------       ---------------
Larry C. Buckelew            1999  $315,000   $160,000          ---       ---              $ 4,400
  President--                1998  $275,000   $145,000          ---       ---              $ 2,500
  TFX Medical Group          1997  $250,000   $ 50,000          ---       ---              $ 2,500

Harold L. Zuber, Jr.         1999  $300,000   $170,000          ---       ---              $ 3,853
  Vice President,            1998  $277,000   $160,000          ---       ---              $ 3,917
  Chief Financial Officer    1997  $252,000   $150,000      $  658,000    ---              $ 2,618

John J. Sickler              1999  $315,350   $125,000          ---       ---              $ 5,455
  President--                1998  $297,500   $125,000          ---       ---              $ 4,801
  TFX Equities Inc.          1997  $278,000   $150,000      $  658,000    ---              $ 4,756

Roy C. Carriker              1999  $340,000   $ 50,000      $  376,594    ---              $ 3,895
  President and Chief        1998  $320,000   $220,000           ---      ---              $ 3,883
  Operating Officer          1997  $294,500   $218,000      $  699,125    ---              $ 2,989
  TFX Aerospace

--------------
(a) 9,750 restricted shares under the Company's 1990 Stock Compensation Plan were granted on March 8, 1999 to Dr. Carriker. These restricted shares vest 33 1/3% on the first anniversary of the grant (March 8, 2000) and for an additional 33 1/3% on each of the next two anniversaries, conditioned on continued employment with the Company. Dividends are payable on all restricted shares awarded to the same extent paid on the Company's common stock generally. As at the end of fiscal year 1999 the number and value of all restricted shares held by the Company for Dr. Carriker was 9,750 shares valued at $300,422.

(b)  The information reported includes the following for fiscal year 1999:
     (i) the dollar value of split dollar life insurance premiums paid for the benefit of each of the named executives as follows: Mr. Boyer, $3,364; Mr. Black, $70,312; Mr. Zuber, $276; Mr. Sickler, $5,455; Dr.
     Carriker, $695; (ii) contributions to the Company's Voluntary Investment Plan on behalf of the named executives to match 1999 pre-tax elective deferral contributions under section 401(k) of the Internal Revenue Code made to such plan as follows: Mr. Boyer, $5,000; Mr. Buckelew, $4,400; Mr. Zuber, $3,577; Dr. Carriker, $3,200.

OPTION GRANTS

     The following table sets forth information with respect to the named executives, concerning the grants of stock options during the last fiscal year ending December 26, 1999:

                     OPTION GRANTS IN LAST FISCAL YEAR


                                                                                        Potential
                                  Individual Grants                                Realizable Value at
                         --------------------------------------                       Assumed Annual
                                       % of Total                                  Rates of Stock Price
                         Securities     Options                                      Appreciation for
                         Underlying    Granted to    Exercise or                       Option Term
                           Options     Employees      Base Price     Expiration    ---------------------
Name                     Granted(a)      in FY          ($/Sh)          Date           5%        10%
----                     ----------    ----------    -----------     ----------    ---------  ---------
David S. Boyer             39,250        8.75%          $36.75          3/8/09     $907,141   $2,298,874
Lennox K. Black              --           --              --              --          --          --
Larry C. Buckelew          15,000        3.34%          $36.75          3/8/09     $346,678   $  878,551
Harold L. Zuber, Jr.       26,000        5.80%          $36.75          3/8/09     $600,909   $1,522,821
John J. Sickler            21,750        4.85%          $36.75          3/8/09     $502,683   $1,273,898
Roy C. Carriker              --           --              --              --          --          --

---------------
(a) These options become exercisable for 20% of the shares on the first anniversary of the grant (March 8, 2000) and for an additional 20% on each of the next four anniversaries, so long as employment with the company continues.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the named executives, concerning the exercise of stock options during the last fiscal year ending December 26, 1999, and unexercised options held as of the end of the fiscal year:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FY-END OPTION VALUES TABLE


                                                        Number of Unexercised            Value of Unexercised
                                                          Options at FY-End        in-the-money Options at FY-End(a)
                                                        ---------------------      ---------------------------------
                   Shares Acquired
Name                 on Exercise     Value Realized   Exercisable  Unexercisable   Exercisable         Unexercisable
----               ---------------   --------------   -----------  -------------   -----------         -------------
David S. Boyer        120,000          $3,538,730        86,400        60,850        $934,200                $0
Lennox K. Black        90,000          $2,929,985        35,000          --          $708,015                --
Larry C. Buckelew           0                   0         8,000        31,000        $ 49,500                $0
Harold L. Zuber, Jr.   25,000          $  929,162        58,000        38,000        $721,290                $0
John J. Sickler        65,000          $2,237,072        68,000        33,750        $923,580                $0
Roy C. Carriker        48,000          $1,452,000          --          12,000           --                   $0

-----------------
(a) Market value of underlying securities at year-end, minus the exercise price.

PENSION PLANS

     Under the Company's Retirement Income Plan, a qualified Defined Benefit Pension Plan, as well as a non-qualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan compensation and benefits, a participant accumulates units of annual pension benefit for each year of service. For each of the first thirty-five years of service, a participant's unit is equal to 1.375% of his annual plan compensation up to the social security integration level, plus 2.0% of such compensation in excess of the social security integration level. For each year of service in excess of thirty-five, a participant's unit is equal to 1.833% of his annual plan compensation. A participant's total pension is based on his annual plan compensation, which for each year of plan participation for the named executives is his base salary (as reported in the Summary Compensation Table). The estimated annual benefits payable as a life annuity with five years certain (assuming no future increase in base salary) upon retirement at normal retirement age 65 (or actual age if greater) for each of the named executives is: Mr. Boyer, $181,047; Mr. Black, $175,703; Mr. Buckelew, $125,718; Mr. Zuber, $133,548; Mr. Sickler, $113,652; Dr. Carriker,
$87,413.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-OF-CONTROL
ARRANGEMENTS

     The Company's employment agreement with Lennox K. Black, which was last revised in 1995, provides that Mr. Black will continue to serve the Company on a full-time basis until at least December 31, 2000 and, thereafter, he may serve on a reduced-time consulting basis until December 31, 2005.
During the period of his full-time service his salary will not be less than $574,000, and while serving as a consultant his annual compensation will be at least 75% of his last full-time service salary but not less than $300,000 for the first five years and $200,000 thereafter, all subject to adjustment for inflation. Mr. Black's agreement also provides for death and disability benefits, compensation continuation for up to two years in case of termination of employment under certain circumstances and for the payment of deferred compensation for fifteen years, commencing in 1995, at the rate of $100,000 per year. The Company has purchased insurance on Mr. Black's life which will provide the Company with funds at least equal to the amount of the deferred compensation paid. In the event of termination of Mr. Black's employment, other life insurance which the Company is providing to him as an employment benefit will be continued for his lifetime.

     Mr. Black, Chairman of the Company, assumed the duties of chief executive officer when David S. Boyer resigned from that position on January 31, 2000. The Company's employment agreement with Mr. Boyer provides for continuation of his compensation and benefits for a period of three years thereafter.

DIRECTOR COMPENSATION

     Directors of the Company who are also employees of the Company or any of its subsidiaries receive no additional compensation for their services as directors. Directors of the Company who are not employees of the Company or any of its subsidiaries ("outside directors") are paid an annual fee at the rate of $20,000 per year and a $1,000 fee for each board or committee meeting attended, plus expenses. In addition, outside directors, on their first election or appointment to the board, receive a 5,000 share stock option under the Company's Stock Compensation Plan, and each outside director in office receives each year a 2,000 share stock option grant under the Plan. The Company provides no pension benefits to the outside directors.

     James W. Stratton, a director of the Company, is an executive officer of Stratton Management Company, which provided investment advisory services to the Company in 1999.

                   PROPOSED 2000 STOCK COMPENSATION PLAN

     The Company's 1990 Stock Compensation Plan will expire at the Annual Meeting, and thereafter stock options and restricted stock awards may no longer be granted thereunder. The Board of Directors believes that the Company's stock compensation plans have promoted the interests of the Company and its stockholders by enhancing opportunities to attract, retain and motivate employees and directors through awards of stock options and restricted stock and that the Company should continue to utilize such awards as part of a competitive compensation program. Accordingly, the board has adopted the 2000 Stock Compensation Plan, subject to the approval of the stockholders. The material features of the Plan are summarized below.

     The Plan provides for the grant of incentive and nonqualified stock options and awards of restricted stock to executive officers (now 13) and other employees (now approximately 14,700) of the Company and its subsidiaries and for the grant of nonqualified stock options and restricted stock awards to directors of the Company who are not employees of the Company or any subsidiary (now 8).

     The Board of Directors at its March 6, 2000 meeting has granted incentive stock options under the Plan, contingent on the approval of the Plan by the stockholders, as set forth in the table below:

             Name and Principal Position                       Number of Shares
             ---------------------------                       ----------------
      Larry C. Buckelew, President--TFX Medical Group               15,000
      Harold L. Zuber, Jr., Vice President,                         15,000
        Chief Financial Officer
      John J. Sickler, President--TFX Equities Inc.                 10,000
      Executive Group                                               63,012
      Non-Executive Officer Employee Group                         324,430

     A maximum of four million shares of common stock may be issued pursuant to stock options and restricted stock awards granted under the Plan, provided that no more than 20% of such maximum authorized number may be issued pursuant to restricted stock awards. In the event of a stock split, stock dividend, recapitalization or other similar change in the Company's outstanding common stock, the maximum number of shares issuable under the Plan, as well as the number of shares subject to each outstanding option and the exercise price thereof, will be appropriately adjusted by action of the Board of Directors. No individual may receive stock options or restricted stock awards under the Plan in any five year period for a number of shares which in the aggregate exceeds 5% of the maximum number of shares authorized to be issued under the Plan.

     The Plan will continue in effect so long as the maximum number of shares referred to in the preceding paragraph has not been issued pursuant to stock options or restricted stock awards granted under the Plan. However, incentive stock options may not be granted under the Plan after March 5, 2010 unless that date is hereafter extended by action of the stockholders.

     The Plan is administered by a Committee of at least two directors appointed by the board. The board has designated the Compensation Committee of the board to perform these duties. The Committee selects the persons to whom stock options and restricted stock awards are granted under the Plan and determines the number of shares to be subject to, and the terms and conditions of, such stock options and restricted stock awards, consistent with the requirements of the Plan. Within the parameters of the Plan, described below, the Committee has broad discretion to fix terms and conditions for the exercise of stock option and the vesting of restricted stock awards, including the attainment of preestablished performance goals. The Board of Directors retains the authority to exercise all of the powers delegated to the Committee, but it is contemplated that ordinarily actions under the Plan will be taken by the Committee.

STOCK OPTIONS

     The exercise price of stock options granted under the Plan must be at least equal to the fair market value of the stock on the date of grant.

     Stock options granted under the Plan may not be exercised during the first six months after the date of grant. An incentive stock option may not be exercised more than ten years after the date of grant. The maximum period during which a nonqualified stock option may be exercised will be determined by the Committee at the time of the grant.

     The expiration of a stock option may be accelerated in the event of termination of the optionee's employment by the Company or a subsidiary (in the case of an incentive stock option) or the termination of the optionee's relationship with the Company (in the case of a nonqualified stock option). Termination of an optionee's "relationship" with the Company means the cessation of continuous service as an employee of the Company or a subsidiary or as a director of the Company or, in the case of a former employee or director, as an independent consultant providing substantial services to the Company or a subsidiary. The Plan provides for such acceleration of the expiration of stock options as follows:

  * If the optionee of an incentive stock option ceases to be employed by the Company or a subsidiary, the stock option may not be exercised more than three months thereafter, subject to the following exceptions. If the employment ceases by reason of the optionee's death, the maximum expiration date is six months thereafter. If the employment ceases by reason of the optionee's disability, the accelerated expiration date may be extended by the Committee to a date not more than one year after such cessation of employment.

  * If the relationship of the optionee of a nonqualified stock option (other than a nonqualified stock option granted to a nonemployee director of the Company) ceases, the expiration of the period for exercise of the stock option will accelerate to three months thereafter (or six months thereafter, if the relationship ceased by reason of the optionee's death), subject to the Committee's authority to extend the accelerated expiration date to such date as the Committee may determine not later than three months after the cessation of relationship.

  * If the relationship of the optionee of a nonqualified stock option granted to a nonemployee director of the Company ceases, the expiration of the period for exercise of the stock option will accelerate to the fifth anniversary of the date of such cessation, subject to the Committee's authority to fix a longer or shorter period for such accelerated expiration in the initial terms of the option grant or to extend the accelerated expiration period by action taken not later than three months after the cessation of relationship.

     Under present federal income tax law, stock options may not qualify for treatment as incentive stock options if the number of shares of common stock of the Company which become exercisable for the first time in any one calendar year under all incentive stock options granted to any one person under the Plan or any other plans of the Company and certain affiliates has an aggregate value (determined with respect to each such share as of the date of the grant of the applicable stock option) in excess of $100,000.
The Board of Directors and the Committee contemplate that the number of shares for which an incentive stock option may be exercised in any calendar year will comply by its terms with this limitation. However, the Plan provides that if an incentive stock option does not qualify as such under federal income tax law as to any shares of common stock, the stock option will be deemed to be a nonqualified stock option with respect to such shares.

     Subject to the approval of the Committee, an optionee may pay all or such portion of the option price not paid in cash in shares of the Company's common stock having an aggregate fair market value equal to the portion of the option price to be so paid by delivering such shares to the Company or requesting that the Company withhold such shares from the shares purchased.

     Upon the exercise of an option the Company will issue stock for the number of whole shares purchased and a check for the then value of any fractional share covered by the exercise. However, upon the request of the optionee and the approval thereof by the Committee, delivery of the stock may be deferred to a later time. In the case of deferred delivery the optionee will be entitled to such rights with respect to dividends and other incidents of stock ownership as the Company and the holder may agree in connection with the requested deferral of delivery.

     Stock options may be transferred upon the death of the optionee by will or by the laws of descent and distribution. Incentive stock options may not otherwise be transferred during the lifetime of the optionee. However, subject to obtaining the prior approval of the Committee, a nonqualified stock option may be transferred during the optionee's lifetime (i) under a domestic relations order in settlement of marital property rights, (ii) to an entity of which one or more of the optionee and certain family members of the optionee own more than fifty percent of the voting interests, in exchange for an interest in that entity, or (iii) by gift to one or more family members of the optionee or to certain trusts and foundations in which the optionee or such a family member is a beneficiary or otherwise interested. The family members referred to above include a child, grandchild, parent, grandparent, spouse, former spouse, sibling, niece, nephew and a spouse's parent or sibling.

RESTRICTED STOCK AWARDS

     Restricted Stock awards under the Plan give the holder the right to receive, without payment, a specified number of shares subject to forfeiture if the holder's relationship with the Company terminates under certain circumstances during the restriction period of the award. The restriction period of each award is determined by the Committee, but may not be less than six months after the date of grant. The Committee may determine and specify in the restricted stock award agreement that portions of the shares subject to the award may vest (i.e., the restriction period applicable to portions of the shares shall expire) at different times.

     If the recipient of a restricted stock award ceases to have a relationship with the Company before the expiration of the restriction period of the award, all shares subject to the award which have not vested will be forfeited, except in certain cases involving death or disability.
If the cessation of relationship occurs by reason of the recipient's death or disability more than one year after the date of grant, then (i) shares will be forfeited to the extent determined by the Committee and specified in the award agreement or (ii) if the restricted stock award contains no such provision and no shares subject to the award have vested, a portion of the total shares subject to the award will vest, in the same ratio as the number of whole years elapsed since the date of the grant bears to the number of years of the restriction period. The shares which do not so vest will be forfeited.

     Shares subject to a restricted stock award are registered on the Company's stock records as of the date of grant in the name of the person to whom the award is granted. The Company holds the stock certificates for unvested shares until such shares vest. Pending the vesting or forfeiture of unvested shares subject to a restricted stock award, except to the extent that the Committee shall have otherwise determined and specified in the award agreement, the holder will be entitled to vote such shares and receive all cash dividends paid thereon.

     A restricted stock award may not be transferred by the recipient during his or her lifetime. Upon a recipient's death any rights to receive shares which are not forfeited by reason of the recipient's death may be transferred by will or the laws of descent and distribution.

     Rights under a restricted stock award with respect to unvested shares may not be transferred by the recipient during his or her lifetime. Upon a recipient's death any rights to receive shares which are not forfeited by reason of the recipient's death may be transferred by will or the laws of descent and distribution.

     The Board of Directors and the Committee contemplate that awards of restricted stock made from time to time to executive officers and other managerial employees may be conditioned on the attainment of performance goals during specified periods of one to three years. The terms of each award would be established within ninety days after the commencement of the applicable performance period, including the number of shares which may be granted or become vested under each award, the specific performance goals to be attained and the extent to which partial attainment of any goal may result in a partial award or vesting of shares. Performance goals will be based on increases, during the performance period, over a specified immediately preceding period of one or more of the following performance criteria of the Company or a specified division of the Company: earnings per share, operating margins, return on average equity and revenues. The Committee may specify in awards that applicable criteria shall be calculated without regard to changes after the beginning of a performance period in accounting standards that may be required by the Financial Accounting Standards Board or similar authority.

AMENDMENT OF THE PLAN AND OUTSTANDING STOCK OPTIONS AND RESTRICTED
STOCK AWARDS

     The Board of Directors or the Committee may amend or terminate the Plan or any outstanding option or restricted stock award, except that no outstanding stock option may be so amended to reduce the exercise price. In addition, outstanding stock options and restricted stock awards may not be amended adversely to the holder without such holder's consent, except for amendments referred to in the next paragraph.

     In the case of a merger, consolidation or other corporate transaction affecting the Company or its capital stock, the Board of Directors may modify the terms of outstanding stock options and restricted stock awards in such manner as the board may determine is reasonable under the circumstances to permit the holders of such options or awards to realize some or all of the benefits intended to be granted to them under the Plan. Such modification may include accelerating or extending the time for the exercise or expiration of stock options or the forfeiture of restricted stock awards or modifying the purchase price, number or amount or kind of securities which may be purchased pursuant to stock options.

FEDERAL INCOME TAX CONSEQUENCES

     The Company has been advised by counsel that under present federal tax laws the federal income tax consequences of the grant and exercise of stock options and the grant of restricted stock awards granted under the Plan are as follows:

     Incentive Stock Options. An optionee recognizes no income and the Company can take no deduction for federal income tax purposes when an incentive stock option is granted or exercised. If an optionee sells shares acquired upon the exercise of an incentive stock option at a time more than two years after the date of grant of the option and one year after the date of exercise of the option, any gain or loss realized will be capital gain or loss, measured by the difference between the amount realized from the sale and the exercise price paid. The Company will not be entitled to take any deduction as the result of any such sale. If the optionee disposes of the common stock acquired upon exercise of an incentive stock option before the one-year and two- year periods have elapsed, the optionee will recognize ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the lesser of (i) the excess of the fair market value on the date of exercise of the shares disposed of over the exercise price paid for such shares or (ii) the excess of the amount realized from such disposition over the exercise price paid for such shares. The remainder of the optionee's gain, if any, is treated as capital gain.

     Nonqualified Stock Options. An optionee recognizes no income and the Company receives no deduction for federal income tax purposes when a nonqualified stock option is granted. Upon exercise of a nonqualified stock option by an optionee or a transferee from the optionee, the optionee will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the exercise price and the Company, upon compliance with applicable withholding tax requirements, will be entitled to a deduction in the same amount. Upon sale of the shares, any gain or loss realized will be capital gain or loss, measured by the difference between the amount realized from the sale and the fair market value on the date of the option exercise of the shares sold.

     Exercise with previously owned Common Stock. If the option exercise price is paid with previously owned shares of common stock, the number of shares purchased equal to the number of shares surrendered are treated as having been acquired in a tax-free exchange. If any shares of common stock so surrendered were acquired by exercise of an incentive stock option, and at the date of such surrender the one-year and two-year periods mentioned above have not elapsed, the surrender of such shares could be treated as a disqualifying disposition of such shares resulting in recognition of ordinary income as described above.

     Restricted Stock Awards. The recipient of a restricted stock award recognizes no income and the Company can take no deduction for federal income tax purposes when the award is granted, unless the recipient makes an election to recognize income on the date of the grant. A recipient will realize ordinary income on the date when shares subject to a restricted stock award vest (or on the date of grant if the recipient shall have elected at that time to recognize income on that date and filed timely notice of the election with the Internal Revenue Service). Such income will be recognized in an amount equal to the fair market value of the shares on such date and the Company, upon compliance with applicable withholding tax requirements, will be entitled to a deduction in the same amount. If a recipient who elects to recognize income on the date of a grant subsequently forfeits shares subject to the recipient's restricted stock award, the recipient will not be entitled to either a deduction for the amount previously recognized as income with respect to the forfeited shares or a refund of any taxes paid thereon.

PAYMENT OF WITHHOLDING TAXES

     Upon exercise of a stock option, and upon the vesting of shares subject to a restricted stock award, the recipient of the option or award must pay to the Company the amount of the withholding taxes required by law to be withheld by the Company. Subject to the approval of the Committee, the recipient of a stock option or restricted stock award granted under the Plan may elect to pay all or any portion of the withholding taxes by delivering to the Company shares of the Company's common stock having a fair market value in the aggregate equal to the portion of such withholding taxes not paid to the Company in cash or by requesting the Company to withhold such shares of common stock from the shares purchased under the stock option or vested under the restricted stock award.

     The closing price per share of the Company's common stock on the New York Stock Exchange on March 15, 2000 was $27 3/4.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 2000 STOCK COMPENSATION PLAN.

                  RATIFICATION OF APPOINTMENT OF AUDITORS

     The selection of auditors by the Board of Directors will be presented to the stockholders for ratification or rejection at the Annual Meeting. The Audit Committee has recommended and the board has, subject to stockholder ratification, appointed PricewaterhouseCoopers LLP to examine and report on the financial statements of the Company for its fiscal year ending December 31, 2000. PricewaterhouseCoopers LLP (the "Firm") has audited the Company's books for more than 30 years and has served as its independent accountants for 1999. The Firm has offices in or near most of the places in the United States and other countries where the Company operates.

     Before making its recommendation for appointment to the entire board, the Audit Committee carefully considered the qualifications for auditors of the Company. In the case of PricewaterhouseCoopers LLP, this consideration included a review of its performance in prior years, as well as its reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with the Firm in all respects.

     A representative of the Firm is expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY ITS SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                               OTHER MATTERS

     The Board of Directors does not know of any other matters which may be presented at the Annual Meeting but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

     Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437). If you attend the Annual Meeting, you may revoke your proxy at that time and vote in person if you so desire. Otherwise, your proxy will be voted for you.

     Any proposals submitted by stockholders for inclusion in the Company's proxy statement and proxy for the 2001 Annual Meeting of Stockholders of the Company must be received by the Company at its principal executive offices no later than November 20, 2000, and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

     In connection with any proposal submitted by stockholders for consideration at the 2001 Annual Meeting of Stockholders, but not proposed for inclusion in the Company's proxy statement and proxy for the 2001 Annual Meeting of Stockholders, the Company may exercise discretionary voting authority with respect to proxies solicited for that meeting if appropriate notice of the stockholder's proposal is not received by the Company at its principal executive offices by February 8, 2001.

                                      By Order of the Board of Directors,


                                      STEVEN K. CHANCE, Secretary

                                 PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         TELEFLEX INCORPORATED

    The undersigned hereby appoints Donald Beckman and Pemberton Hutchinson, proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Teleflex
Incorporated standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 28, 2000 or any adjournment thereof.

     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                    ANNUAL MEETING OF STOCKHOLDERS OF

                          TELEFLEX INCORPORATED

                              APRIL 28, 2000

                      |---------------------------|
                      | PROXY VOTING INSTRUCTIONS |
                      |---------------------------|
TO VOTE BY MAIL
---------------
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.


                                     |--------------------------------|
YOUR CONTROL NUMBER IS ------->>>>   |                                |
                                     |--------------------------------|
         |                                                     |
         |   Please Detach and Mail in the Envelope Provided   |
         |                                                     |
     |-----|  PLEASE MARK YOUR                                     |
  A  |  X  |  VOTES AS IN THIS                                     |
     |-----|  EXAMPLE.                                             |---------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN
ITEM 1 AND "FOR" ITEM 2 AND "FOR" ITEM 3.

                     FOR         WITHHELD
                     all         FOR all
                   Nominees      Nominees    NOMINEES:
Item 1.                                         Sigismundus W. W. Lubsen
  Election         |-----|       |-----|        Palmer E. Retzlaff
  of               |     |       |     |
  Directors:       |-----|       |-----|

Withheld for the following only (Write the name of the nominee(s) in the space below):


-------------------------------------------------------

Item 2. Adoption of the 2000 Stock Compensation      FOR     AGAINST   ABSTAIN
        Plan.                                      |-----|   |-----|   |-----|
                                                   |     |   |     |   |     |
                                                   |-----|   |-----|   |-----|

Item 3. Ratification of the appointment of
        PriceWaterhouseCoopers LLP as              |-----|   |-----|   |-----|
        independent public accountants for the     |     |   |     |   |     |
        Company for the year 2000.                 |-----|   |-----|   |-----|

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1,
"FOR" ITEM 2 AND ITEM 3.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND
RETURN IN THE ENCLOSED ENVELOPE.

                                         I PLAN TO |-----|
                                    ATTEND MEETING |     |
                                                   |-----|

SIGNATURE ______________ DATE ________ SIGNATURE _______________ DATE ________
                                                 IF HELD JOINTLY

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.